EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post–Effective Amendment No. 159 to Registration Statement No. 02-90946 on Form N–1A of our report dated December 23, 2009 relating to the financial statements and financial highlights of Eaton Vance Emerging Markets Local Income Fund, a series of Eaton Vance Mutual Funds Trust, appearing in the Annual Report on Form N–CSR of Eaton Vance Mutual Funds Trust for the year ended October 31, 2009 and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts July 28, 2010